                                                                     EXHIBIT 4.2

                            STOCK PURCHASE AGREEMENT


                                       by

                                      and

                                     among


                           FAMILY RESTAURANTS, INC.,


                           FLAGSTAR COMPANIES, INC.,


                              FLAGSTAR CORPORATION


                                      and


                              FRD ACQUISITION CO.



                           Dated as of March 1, 1996

                               TABLE OF CONTENTS


ARTICLE I   PURCHASE AND SALE OF STOCK

     SECTION 1.1          Purchase and Sale........................................    1
                          -----------------
     SECTION 1.2          Purchase Price...........................................    1
                          --------------
     SECTION 1.3          Post-Closing Purchase Price Adjustment...................    3
                          --------------------------------------

ARTICLE II                THE CLOSING

     SECTION 2.1          Closing Date.............................................    4
                          ------------
     SECTION 2.2          Transactions To Be Effected at the Closing...............    5
                          ------------------------------------------
     SECTION 2.3          Transactions to be Effected Concurrently with Closing....    5
                          -----------------------------------------------------

ARTICLE III               REPRESENTATIONS AND WARRANTIES

     SECTION 3.1          Representations and Warranties of the Seller.............    6
                          --------------------------------------------
     SECTION 3.2          Representations and Warranties of the Acquiring Companies   17
                          ---------------------------------------------------------

ARTICLE IV                COVENANTS

     SECTION 4.1          Conduct of Business......................................   19
                          -------------------
     SECTION 4.2          Further Actions; Cooperation.............................   19
                          ----------------------------
     SECTION 4.3          Access to Information; Reports...........................   20
                          ------------------------------
     SECTION 4.4          Consents.................................................   21
                          --------
     SECTION 4.5          Employee Benefit Plans...................................   21
                          ----------------------
     SECTION 4.6          WARN Act.................................................   23
                          --------
     SECTION 4.7          Cooperation With Respect to Tax Matters..................   23
                          ---------------------------------------
     SECTION 4.8          Tax Indemnity............................................   26
                          -------------
     SECTION 4.9          Financial Information....................................   27
                          ---------------------
     SECTION 4.10         Expenses.................................................   28
                          --------
     SECTION 4.11         Insurance................................................   28
                          ---------
     SECTION 4.12         Publicity................................................   28
                          ---------
     SECTION 4.13         Certain Understandings...................................   28
                          ----------------------
     SECTION 4.14         Transfer of Properties...................................   29
                          ----------------------
     SECTION 4.15         Transfer of Employees....................................   29
                          ---------------------
     SECTION 4.16         Termination of Agreements................................   30
                          -------------------------
     SECTION 4.17         Environmental Investigation and Indemnification..........   30
                          -----------------------------------------------

ARTICLE V                 CONDITIONS PRECEDENT

     SECTION 5.1          Conditions Precedent to Obligations of the Purchaser.....   33
                          ----------------------------------------------------
     SECTION 5.2          Conditions Precedent to the Obligations of the Seller....   34
                          -----------------------------------------------------

 ARTICLE VI               INDEMNIFICATION

     SECTION 6.1          Indemnification by the Seller............................   36
                          -----------------------------
     SECTION 6.2          Indemnification by Parent, Flagstar and the Purchaser....   37
                          -----------------------------------------------------
     SECTION 6.3          Claims for Indemnity.....................................   38
                          --------------------
     SECTION 6.4          Third Person Claims......................................   38
                          -------------------
     SECTION 6.5          Exclusive Remedy.........................................   39
                          ----------------
     SECTION 6.6          Restricted Notes.........................................   39
                          ----------------

ARTICLE VII               TERMINATION AND AMENDMENT

     SECTION 7.1          Termination..............................................   40
                          -----------
     SECTION 7.2          Effect of Termination....................................   41
                          ---------------------
     SECTION 7.3          Amendment................................................   41
                          ---------

ARTICLE VIII              MISCELLANEOUS

     SECTION 8.1          Notices..................................................   42
                          -------
     SECTION 8.2          Interpretation...........................................   43
                          --------------
     SECTION 8.3          Supplements to Disclosure Schedules......................   43
                          -----------------------------------
     SECTION 8.4          Severability.............................................   43
                          ------------
     SECTION 8.5          Counterparts.............................................   43
                          ------------
     SECTION 8.6          Entire Agreement.........................................   43
                          ----------------
     SECTION 8.7          Governing Law............................................   44
                          -------------
     SECTION 8.8          Assignment...............................................   44
                          ----------
     SECTION 8.9          No Third-Party Beneficiaries.............................   44
                          ----------------------------

SCHEDULES
     Schedule 1.2(a)      Terms of Seller Note
     Schedule 1.2(b)      Intercompany Accounts
     Schedule 1.3(a)      Tangible Net Asset Value at 12/31/95
     Schedule 1.3(b)      Adjustments to Closing Tangible NAV
     Schedule 2.3(a)      Excluded Asset Purchase Price
     Schedule 2.3(a)(iii) Corporate Real Property
     Schedule 2.3(a)(iv)          Corporate Personal Property
     Schedule 2.3(a)(A)           Commissary Assets
     Schedule 3.1(b)      Subsidiaries
     Schedule 3.1(d)      Capital Stock
     Schedule 3.1(e)      No Conflict
     Schedule 3.1(f)      Financial Statements
     Schedule 3.1(g)      Liabilities
     Schedule 3.1(h)      Certain Changes or Events
     Schedule 3.1(i)      Compliance with Applicable Laws
     Schedule 3.1(j)      Litigation; Decrees

     Schedule 3.1(k)      Properties
     Schedule 3.1(1)      Applicable Contracts; Leases
     Schedule 3.1(m)      Taxes
     Schedule 3.1(n)      Employee Benefit Plans
     Schedule 3.1(o)      Labor Matters
     Schedule 3.1(p)      Intellectual Property
     Schedule 3.1(r)      Environmental Matters
     Schedule 3.2(h)      Capitalization
     Schedule 4.1         Conduct of Business
     Schedule 4.3(a)      Reports
     Schedule 4.14(a)     Dinnerhouse Properties
     Schedule 4.14(b)     Closed Properties
     Schedule 4.16(a)     Surviving Obligations
     Schedule 4.16(b)     Distribution, Supply and Purchasing Agreements

EXHIBITS
     Exhibit A  Form of Legal Opinion of Skadden, Arps, Slate,
                Meagher & Flom
     Exhibit B  Form of Legal Opinion of Latham & Watkins

                              TABLE OF DEFINITIONS
                              --------------------


Defined Term             Initial Section Reference
- ------------             -------------------------

Acquired Entities               3.1(b)
Acquiring Companies             First Paragraph
Acquisition                     1.1
Adjustment Date                 1.2(d)
Affected Persons                3.1(n)
Additional Investigations       4.17(c)
Adjusted Closing Tangible NAV   1.3(b)
Applicable Contracts            3.1(e)
Assumed Liabilities             1.2(b)
Audit                           4.7(f)
Balance Sheet Date              3.1(f)
Business                        3.1(h)
Closed Properties               4.14(b)
Closed Restaurant Agreement     4.14(b)
Closing                         2.1
Closing Balance Sheet           1.3(d)
Closing Date                    2.1
Code                            3.1(m)
Commissary Assets               2.3(a)
Company                         Second Paragraph
Consultant                      4.17(c)
Contracts                       3.1(e)
Corporate Personal Property     2.3(a)
Corporate Real Property         2.3(a)
Cost Analysis                   4.17(c)
Credit Agreement                5.1(h)
Deferred Compensation Plan      4.5(c)
Dinnerhouse Properties          4.14(a)
DLJ                             3.1(t)
Eligible Person                 4.5(e)
Employee Benefit Plans          3.1(n)
Employee Pension Benefit Plan   3.1(n)
Employees                       3.1(o)
Environmental Laws              3.1(r)
Existing Conditions             4.17(c)
Excluded Assets                 2.3(a)
ERISA                           3.1(n)
Financial Statements            3.1(f)
Flagstar                        First Paragraph

FRI                             First Paragraph
FRI-Admin                       2.3(a)
FRI-M                           Second Paragraph
FRI-MRD                         2.3(a)
FTC                             5.1(a)
GAAP                            1.3(a)
Grace                           4.8(c)
Grace Tax Procedures Agreement  4.8(c)
Holdback Amount                 1.2(d)
HSR Act                         3.1(e)
Indemnitee                      6.3
Indemnitor                      6.3
Indenture                       1.2(a)
Independent Accounting Firm     1.3(e)
Intellectual Property           3.1(p)
IRS                             3.1(n)
Liens                           3.1(b)
Losses                          6.1
Material Adverse Effect         3.1(a)
Notes                           1.2(a)
Operating Business              3.1(f)
Other Documents                 3.1(h)
Parent                          First Paragraph
Participant                     4.5(e)
Permitted Liens                 3.1(h)
Phase I's                       4.17(a)
Post-Closing Period             4.7(a)
Pre-Closing Period              4.7(a)
Properties                      4.17(a)
Purchase Price                  1.2(a)
Purchaser                       First Paragraph
Purchaser Group                 6.1
Purchaser's Benefit Plans       4.5(d)
Registration  Rights Agreement  2.3(d)
Restaurant Services Agreement   4.14(a)
Restricted Notes                6.6(a)
Savings Plan                    4.5(b)
Securities Act                  3.1(w)
Seller                          First Paragraph
Seller Contracts                3.1(e)
Selling Group                   6.2
Social Security Taxes           4.7(f)
Stock                           Second Paragraph
Straddle Tax Returns            4.7(a)

Subsidiaries                    3.1(b)
Tangible Net Asset Value        1.3(a)

Tax Benefit Amount                     4.8(c)
Taxes                           4.7(f)
Tax Returns                     4.7(f)
TRAC                            4.8(a)
Transferred Business Employees  4.15
Transferred Non-Business
 Employees                      4.15
Transition Services Agreement   2.3(d)
Trustee                         2.3(e)
WARN Act                        4.6

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of March 1, 1996, among Family Restaurants, Inc., a Delaware corporation ("FRI" or the "Seller"), Flagstar Companies, Inc., a Delaware corporation ("Parent"), Flagstar Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent ("Flagstar"), and FRD Acquisition Co., a newly formed Delaware corporation and direct wholly owned subsidiary of Flagstar (the "Purchaser" and, together with Parent and Flagstar, the "Acquiring Companies").

     WHEREAS, FRI owns all of the outstanding shares of capital stock (the "Stock") of FRI-M Corporation, a Delaware corporation ("FRI-M" or the "Company");

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Stock, upon the terms and subject to the conditions set forth herein; and

     WHEREAS the Seller desires that FRI-M not own the Excluded Assets (as defined below) when the Purchaser purchases the Stock.

     NOW, THEREFORE, the parties hereto agree as follows:



                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

     SECTION 1.1  Purchase and Sale.  Upon the terms and subject to the
                  -----------------
conditions set forth herein, the Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, on the Closing Date (as defined below), all of the Seller's rights, title and interest in and to the Stock (the "Acquisition").

     SECTION 1.2  Purchase Price.
                  --------------

          (a) In consideration for the purchase by the Purchaser of the Stock, the Purchaser shall (and Parent and Flagstar shall cause the Purchaser to) pay to the Seller on the Closing Date an aggregate purchase price (the "Purchase Price") paid as follows:

          (i) $125 million, in cash, payable by wire transfer of immediately available funds to such account or accounts as the Seller shall have designated at least two business days prior to the Closing Date; and

          (ii) $150 million aggregate principal amount of Senior Notes due 2004 (the "Notes"). The Notes shall be issued pursuant to an indenture containing the terms set forth on Schedule 1.2(a) and other customary terms and conditions (the "Indenture").

          (b) As additional consideration, the Purchaser shall assume at Closing, pursuant to an assumption agreement in form and substance reasonably satisfactory to the parties hereto, (i) the intercompany accounts identified on
Schedule 1.2(b) and (ii) its allocated portion of liabilities of the Seller and its consolidated subsidiaries as set forth on the Closing Balance Sheet (as defined below) (the liabilities described in clauses (i) and (ii), the "Assumed Liabilities").

          (c) In the event of a reduction in the Purchase Price pursuant to
Section 1.3, the amount of such reduction shall be paid by the Seller by delivery to the Purchaser of that principal amount of Notes (and cancellation of the interest related thereto) equal to the amount of such reduction (rounded to the nearest $1,000), within five business days following the determination in accordance with Section 1.3 of the amount of such reduction. In the event of an increase in the Purchase Price pursuant to Section 1.3, the amount of such increase shall be paid by the Purchaser by the issuance to the Seller of additional Notes with an aggregate principal amount equal to such increase (rounded to the nearest $1,000), which Notes shall bear interest from the Closing Date, within five business days following the determination in accordance with Section 1.3 of the amount of such increase; provided, that to
                                                            --------
the extent the reason for the increase in the Purchase Price is a Delayed Sale (as defined in Schedule 1.3(b)) the amount of such increase shall be paid by the Purchaser, in cash, by wire transfer of immediately available funds, on or prior to the later of (i) the business day following the date such Delayed Sale is consummated and (ii) five days following the determination in accordance with
Section 1.3 of the amount of such increase (unless the Delayed Sale is terminated, in which case the Adjusted Closing Tangible NAV shall be recalculated to add back the net book value of the property subject to such terminated Delayed Sale and such increase shall be paid in additional Notes, as provided above, on or prior to the later of (A) the business day following the date such Delayed Sale is terminated and (B) five days following the determination in accordance with Section 1.3 of the amount of such increase). The Purchaser shall not terminate a Delayed Sale without the Seller's prior consent.

          (d) Prior to the Adjustment Date (as defined below), the Seller shall maintain ownership of a principal amount of Notes not less than the Holdback Amount. "Holdback Amount" shall mean (i) $10 million until the earliest to occur of (A) the date on which the Purchaser makes the deliveries required by
Section 1.3(d) and (B) the 60th day following the Closing Date and (ii) thereafter, the lesser of (A) $10 million, and (B) the excess, if any, of $55,326,000 over the Adjusted Closing Tangible NAV determined by the Purchaser and delivered to the Seller pursuant to Section 1.3(d) (provided, that (x) if
                                                        --------
such Adjusted Closing Tangible NAV is equal to or greater than $55,326,000, or
(y) the Purchaser has not made the deliveries required by Sections 1.3(d) and
(e) on or  prior to the

60th day following the Closing Date, the Holdback Amount shall be $0). "Adjustment Date" shall mean the date on which any adjustment to the Purchase Price is finally determined pursuant to Section 1.3.

     SECTION 1.3  Post-Closing Purchase Price Adjustment.
                  --------------------------------------

          (a) "Tangible Net Asset Value" means, as of any date, the amount, if any, by which the (i) aggregate book value of the tangible assets of the Acquired Entities (as defined below), excluding assets not intended to constitute a part of the Business, exceeds (ii) the aggregate book value of liabilities of the Acquired Entities, excluding liabilities not intended to constitute a part of the Business; in each case determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the determination of the Tangible Net Asset Value as of December 31, 1995 set forth in Schedule 1.3(a).

          (b) "Adjusted Closing Tangible NAV" means the Tangible Net Asset Value on the Closing Date, as reflected on the Closing Balance Sheet (determined in a manner consistent with the determination of Tangible Net Asset Value as of December 31, 1995, as reflected in Schedule 1.3(a)), after giving effect to the adjustments identified on Schedule 1.3(b).

          (c) The Purchase Price shall be (i) increased by the amount, if any, by which the Adjusted Closing Tangible NAV exceeds $55,326,000, or (ii) reduced by the amount, if any, by which $55,326,000 exceeds the Adjusted Closing Tangible NAV.

          (d) As soon as practicable following the Closing (but in any case within 60 days), the Purchaser, at its expense, shall prepare and deliver to the Seller the consolidated balance sheet of the Acquired Entities, as of the close of business on the Closing Date (the "Closing Balance Sheet"), together with a calculation of the Adjusted Closing Tangible NAV as of the Closing Date, and all relevant work papers and support for the Purchaser's calculation. The Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements (as defined below). Without limiting the foregoing, all accounting estimates made in connection with the preparation of the Closing Balance Sheet shall be made on a basis consistent with those made in connection with the preparation of the Financial Statements.

          (e) Such balance sheet and Adjusted Closing Tangible NAV calculation shall be audited within such 60-day period by KPMG Peat Marwick LLP and shall be accompanied by a report confirming the calculation of the Adjusted Closing Tangible NAV and all relevant work papers. The Seller shall be provided with access, during normal business hours, to the relevant accounting books and records and accounting personnel of the Purchaser during such 60-day period and thereafter until the Adjusted Closing Tangible NAV has been finally determined in accordance with the provisions of this Section.

          If, within 30 days following the Seller's receipt of the Closing Balance Sheet from the Purchaser, the Seller determines in good faith that it disagrees with the Adjusted Closing Tangible NAV calculation, it shall notify the Purchaser of its objection setting forth its determination of Adjusted Closing Tangible NAV and the basis for its disagreement, including any relevant work papers and support for the Seller's calculation. A failure by the Seller to notify the Purchaser of its disagreement within such 30-day period will constitute acceptance by the Seller of the calculation of Adjusted Closing Tangible NAV. The Seller and the Purchaser will negotiate in good faith to resolve any disagreement during the 15-day period following the Seller's notification of a disagreement. If such disagreement is not resolved within such 15 day period, the disputed matters shall promptly be submitted to whichever of Andersen Worldwide, Coopers & Lybrand or Price Waterhouse is mutually selected by the parties (such selection being the "Independent Accounting Firm") for a final resolution within 30 days after the expiration of the 15 day negotiation period. The Independent Accounting Firm will be requested to review only such disputed matters, and shall resolve such dispute solely by choosing between the Adjusted Closing Tangible NAV specified by the Seller or the Purchaser in accordance with the provisions of this Section. In its determination, the Independent Accounting Firm shall be entitled to rely on the work papers and similar items generated by the Purchaser, the Seller and their respective accountants. The decision of the Independent Accounting Firm shall be conclusive between, and final and binding on, the parties hereto.

          If the determination of the Independent Accounting Firm is that the Adjusted Closing Tangible NAV is the Adjusted Closing Tangible NAV calculated by the Seller, the fees and expenses of the Independent Accounting Firm will be paid by the Purchaser. If the determination of the Independent Accounting Firm is that the Adjusted Closing Tangible NAV is the Adjusted Closing Tangible NAV calculated by the Purchaser, the fees and expenses of the Independent Accounting Firm will be paid by the Seller.


                                   ARTICLE II

                                  THE CLOSING

     SECTION 2.1  Closing Date.  The consummation of the Acquisition (the
                  ------------
"Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California 90071, or such other place as the parties shall mutually agree, at 10:00 a.m. (local time) on the fifth business day after the date on which the conditions set forth in Article V (other than those conditions to be satisfied or waived on the Closing Date) shall be satisfied or waived, or such other date as the parties shall mutually agree upon (the date of the Closing being herein referred to as the "Closing Date").

     SECTION 2.2  Transactions To Be Effected at the Closing.  At the Closing:
                  ------------------------------------------

          (a) the Seller shall deliver to the Purchaser (i) certificates representing the Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Seller, (ii) the stock books, stock ledgers, minute books and corporate seals of the Company, and (iii) such other documents as provided in Article V hereof; and

          (b) the Purchaser shall deliver to the Seller (i) payment of the cash portion of the Purchase Price as provided in Section 1.2(a), (ii) the Notes, in such names and denominations as the Purchaser shall have designated at least two business days prior to Closing, and (iii) such other documents as provided in
Article V hereof.

     SECTION 2.3  Transactions to be Effected Concurrently with Closing.
                  -----------------------------------------------------
Concurrently with the Closing:

          (a) The Seller shall purchase from FRI-M (i) all of the outstanding capital stock of FRI-MRD Corporation ("FRI-MRD"), (ii) all of the outstanding capital stock of FRI-Admin Corporation ("FRI-Admin"), (iii) the assets identified on Schedule 2.3(a)(iii) (the "Corporate Real Property") and (iv) the assets identified on Schedule 2.3(a)(iv) (the "Corporate Personal Property"), in each case, for consideration with a value as set forth on Schedule 2.3(a). Such consideration will be paid by the conveyance, transfer and delivery of (A) the net assets identified on Schedule 2.3(a)(A) (the "Commissary Assets") and (B) cash and/or an adjustment in the intercompany account between the Seller and FRI-M with respect to the balance due.

          As used herein, the term "Excluded Assets" means FRI-MRD, FRI-Admin, the Corporate Real Property, the Corporate Personal Property, the Dinnerhouse Properties (as defined below) and the Closed Properties (as defined below).

          (b) FRI-M shall repay all indebtedness then outstanding under the Credit Agreement from cash on hand, the proceeds referred to in Section 2.3(a)(B) or otherwise.

          (c) The Acquiring Companies or the Acquired Entities shall replace (i) all letters of credit relating to the Business (as defined below) that are outstanding under the Credit Agreement or otherwise and (ii) the deposit with San Diego Gas & Electric. If following the Closing any of the Acquiring Companies or Acquired Entities continue to maintain an account with Bank of America ("BOA") and in connection therewith BOA requires a minimum deposit, the Acquiring Companies or the Acquired Entities shall fund such deposit.

          (d) The Seller and the Purchaser shall enter into a Transition Services Agreement in a form to be mutually agreed upon (the "Transition Services Agreement"), a Registration Rights Agreement relating to the Notes in a form to be mutually agreed upon (the "Registration Rights Agreement"), the Closed Restaurant Agreement (as defined below) and the Restaurant Services Agreement (as defined below). The parties shall use their best efforts to negotiate the form of each such agreement within 28 days from the date hereof.

          (e) The Purchaser and a bank or trust company with capital surplus of not less than $100,000,000, and otherwise reasonably satisfactory to the Seller, as trustee (the "Trustee"), shall enter into the Indenture. The parties shall use their best efforts to negotiate the form of such agreement within 28 days from the date hereof.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1  Representations and Warranties of the Seller.  The Seller
                  --------------------------------------------
represents and warrants to the Purchaser as follows:

          (a) Organization, Standing and Power.  Each of FRI and the Acquired
              --------------------------------
Entities (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite power and authority to own, lease or operate the assets it now owns, leases or operates and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, in each case except for such failures that would not have an adverse effect on the financial condition or annual results of operations of the Acquired Entities, taken as a whole, of either (A) $500,000 or more for any single item, event or condition, or (B) $1.5 million or more combining all such items, events and conditions described in a particular representation (a "Material Adverse Effect").

          (b) Subsidiaries.  As of the Closing, the only direct or indirect
              ------------
subsidiaries of the Company will be those set forth on Schedule 3.1(b) (collectively, the "Subsidiaries" and, together with the Company, the "Acquired Entities") and ownership of the Subsidiaries shall be as set forth on Schedule 3.1(b). Except as set forth on Schedule 3.1(b), as of the Closing Date, no Acquired Entity will own, directly or indirectly, any of the capital stock or other equity securities of any other person other than holdings of shares of common stock of publicly traded restaurant companies. All of the issued and outstanding shares of capital stock of the Subsidiaries are duly authorized, have been validly issued, were issued without violation of pre-emptive rights, are free of pre-emptive rights, are fully paid and nonassessable, and as of the Closing will be owned by the Company or other Subsidiaries, as shown on Schedule 3.1(b), free and clear of all liens, pledges and encumbrances (collectively, "Liens"), and not subject to any options, warrants or subscription rights, other than (i) Liens that will be released in connection with the Closing and (ii) Liens, options, warrants or subscription rights arising by action of the Purchaser.

          (c) Authority.  The execution and delivery of this Agreement, and the
              ---------
performance by the Seller of its obligations hereunder, have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery hereof by the Acquiring Companies, this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (d) Capital Stock.  The entire authorized capital stock of the Company
              -------------
is set forth on Schedule 3.1(d). The shares of Stock are duly authorized, have been validly issued, and are fully paid and nonassessable. The shares of Stock have not been issued in violation of, and are not subject to, any preemptive rights. Upon consummation of the Acquisition, the Purchaser will acquire title to the Stock, free and clear of all Liens and not subject to any options, warrants or subscription rights, in each such case other than those arising from the actions of the Purchaser.

          (e) No Conflict.  The consummation of the transactions hereunder and
              -----------
under the Other Documents will not require (A) the consent of any party to any contract, lease, agreement, mortgage or indenture ("Contracts") listed on
Schedule 3.1(l) (the "Applicable Contracts"), or any material contract to which the Seller is a party, to which no Acquired Entity is a party or bound (the "Seller Contracts"), or (B) the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, except (in either case (A) or (B)) for those (i) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) set forth on Schedule 3.1(e), (iii) that become applicable solely as a result of the specific regulatory status of the Acquiring Companies and their affiliates, or
(iv) the failure of which to make or obtain would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(e), assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, as applicable, the execution, delivery and performance by the Seller of this Agreement and under the Other Documents will not (x) violate any law applicable to the Seller, the Company or any Subsidiary, (y) result in a breach or violation of any provision of, or constitute a default under, any Applicable Contract or Seller Contract, or (z) conflict with any provision of the certificate of incorporation or by-laws of the Seller, the Company or any Subsidiary, in each case except for any such violation, breach, default or conflict that would not have a Material Adverse Effect.

          (f) Financial Statements.  Attached hereto as Schedule 3.1(f) are
              --------------------
copies of the audited balance sheet of the Company and its consolidated subsidiaries (other than FRI-MRD, FRI-Admin and their respective subsidiaries and including the Commissary Assets) as of December 31, 1995 (the "Balance Sheet Date"), and the related audited statement of operations for the twelve months then ended (the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of the Company and such consolidated subsidiaries as of December 31, 1995 and the results of operations of the Company and such consolidated subsidiaries for the twelve months then ended, in each case in accordance with GAAP applied on a basis consistent with the Seller's historical financial statements (except as otherwise indicated therein or in the notes thereto). Except as otherwise indicated therein or in the notes thereto, the Financial Statements do not reflect the accounts of any entities other than the Acquired Entities. The portion of the combining Financial Statements captioned "Operating Business" does not reflect the results of operations, asset or liabilities of any business other than the Business (as defined below). On the Closing Date the Acquired Entities will have, on a consolidated basis, at least $715,000 in unit safe funds and the change fund bank account.

          (g) No Undisclosed Liabilities.  As of the date hereof, the Company
              --------------------------
and the Subsidiaries, on a consolidated basis, have no liabilities of a nature required by GAAP to be reflected on a balance sheet or in notes thereto, except
(i) as set forth or reflected on the Financial Statements (or described in the notes thereto), (ii) as disclosed in Schedule 3.1(g) or (iii) for liabilities incurred in the ordinary course of business since the Balance Sheet Date.

          (h) Absence of Certain Changes or Events.  Except as set forth in
              ------------------------------------
Schedule 3.1(h) or as otherwise contemplated hereby or by the Other Documents (as defined below), since the Balance Sheet Date through the date hereof, there has not been:

             (i) any material adverse change in the financial condition or results of operations of the Acquired Entities, taken as a whole, other than changes caused by changes in the economy or the restaurant industry, generally;

             (ii) any damage or destruction, loss or other casualty to real property, leasehold improvements or equipment of the Acquired Entities, however arising, not covered by insurance, that will result in a Material Adverse Effect;

             (iii) any indebtedness incurred by any Acquired Entity for borrowed money other than indebtedness that will be repaid on or prior to the Closing;

             (iv) any material change in the accounting methods or practices of any Acquired Entity, or any material change in depreciation or amortization policies or rates theretofore adopted, in each case for both financial reporting and tax reporting purposes, unless otherwise required by law;

             (v) any material amendment or termination by any Acquired Entity of any material Contract, in either case that would have an adverse effect on such Acquired Entity, it being understood that extensions of purchasing or distribution agreements that do not expire by their terms from the Balance Sheet Date through the date hereof, or modification of any termination rights thereunder, shall be deemed material and adverse;

             (vi) any amendment of the certificate of incorporation or by-laws of any Acquired Entity;

             (vii) any mortgage, pledge or other encumbering of any material property or assets of any Acquired Entity (except for the incurrence of Permitted Liens (as defined below));

             (viii) any material liability incurred by any Acquired Entity (except liabilities incurred in the ordinary course of business) or any cancellation or compromise by any Acquired Entity of any material debt or claim owed to or held by it;

             (ix) any sale, transfer, lease, abandonment or other disposal of any material portion of the properties or assets of any Acquired Entity (real, personal or mixed, tangible or intangible), except in the ordinary course of business (which course of business includes, without limitation, the sale of owned properties no longer operated as restaurants);

             (x) any transfer, disposal or grant of any material rights under any patent, trademark, trade name, copyright, service mark, invention or license owned by any Acquired Entity, or any disclosure to any person (other than representatives of the Purchaser and other potential buyers subject to confidentiality agreements) of any material trade secret, formula, process or know-how owned by any Acquired Entity not theretofore a matter of public knowledge; in each case except in the ordinary course of business;

             (xi) any grant by any Acquired Entity of any general increase in the compensation of its officers, employees or directors, any grant by any Acquired Entity of any material increase in compensation payable to or to become payable to any officer, employee or director, or any material agreement by any Acquired Entity entered into with any officer, employee or director; except, in each case, in the ordinary course of business, consistent with past practice (which course of business includes, without limitation, bonuses under established plans and increases due to changes in position);

             (xii) any single capital expenditure made, or any commitment to make any capital expenditure, by any Acquired Entity in excess of $100,000 for any tangible or intangible capital assets, additions or improvements, except in the ordinary course of business;

             (xiii) except in the ordinary course of business and consistent with past practice (A) any grant or extension by any Acquired Entity of any power-of-attorney or guaranty in respect of the obligation of any person other than an Acquired Entity or (B) any waiver by any Acquired Entity of any right of substantial value to the Business in exchange for consideration in excess of $100,000; or

             (xiv) any entry by any Acquired Entity into any binding agreement, whether in writing or otherwise, to take any action described in this Section 3.1(h).

          The provisions of this Section 3.1(h) shall not apply to any of the foregoing actions or events to the extent they apply to the Excluded Assets.

          "Permitted Liens" means (i) Liens set forth on Schedule 3.1(h); (ii) Liens for Taxes (as defined below) that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 45 days or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iv) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature; (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the Business (as defined below); (vii) leases or subleases granted to others not materially interfering with the ordinary conduct of the Business; (viii) purchase money Liens incurred to secure the purchase price of property (and Liens on property existing at the time of the acquisition thereof), which Lien shall not cover any property other than that being acquired, purchased, improved or constructed, and shall not cover property purchased, acquired, constructed or improved more than 18 months before the creation of such Lien; (ix) title defects or irregularities that do not in the aggregate materially impair the use of the property; (x) capitalized lease obligations; (xi) Liens in favor of any Acquired Entity; (xii) any other Liens imposed by operation of law that do not materially affect the Business; (xiii) extensions, renewals or refundings of any Liens referred to in clauses (i) through (xii) above, provided that the renewal, extension or refunding is
                     --------
limited to all or part of the property securing the original Lien; (xiv) Liens that will be released in connection with the Closing; and (xv) Liens in addition to the foregoing, provided that the amount of the obligations secured by such
                  --------
Liens does not exceed in the aggregate $250,000.

          "Business" means the Coco's, Carrows and jojos operating restaurant businesses (including, without limitation, franchising) conducted by the Seller and its subsidiaries, including the Acquired Entities; the operation of the commissary related to these restaurant businesses; the foreign licensing of the Coco's restaurant concept conducted by CFC Franchising Company or Coco's Restaurants, Inc.; and the operation of three Jeremiah's, two Bob's Big Boy Restaurants and one H.I. Ribster's.

          "Other Documents" means the Indenture, the Registration Rights Agreement, the Notes, the Transition Services Agreement, the Closed Restaurant Agreement, and the Restaurant Services Agreement.

          (i) Compliance with Applicable Laws.  Except as set forth on Schedule
              -------------------------------
3.1(i) and 3.1(r), (i) the conduct of the Acquired Entities complies with all statutes, laws, regulations and ordinances applicable thereto, except where the failure to so comply, if any, would not have a Material Adverse Effect and (ii) the Seller or an Acquired Entity has all material licenses and material permits required for the operation of the Business and has not received written notice either of any material violation of the terms under which it holds any such license or permit or of any enforcement action that would result in the suspension or termination of any such license or permit.

          (j) Litigation; Decrees.  Except as set forth on Schedule 3.1(j), as
              -------------------
of the date hereof, (i) there is no suit, action or proceeding pending against any Acquired Entity in any Federal, state or local court or agency that specifically seeks (A) more than $500,000 in damages, or (B) any material injunctive relief, and the Seller has not received written notice that any such suit, action or proceeding is threatened and (ii) no Acquired Entity is in default under any judgment, order or decree of any governmental authority applicable to its business.

          (k) Title to Properties.  Except (A) as set forth on Schedule 3.1(k)
              -------------------
or as otherwise contemplated hereby or by the Other Documents and (B) for items sold, transferred or otherwise disposed of in the ordinary course of business, on the Closing Date the Company or a Subsidiary (i) will have good title to all the real properties and other assets (tangible, intangible or mixed) used in the operation of the Business and reflected in the Financial Statements as owned, free and clear of all Liens other than Permitted Liens and (ii) will have a valid leasehold interest under all leases of real property to which it is a party as lessee. All of the material leases to which any Acquired Entity is a party are legal, valid and binding obligations of such Acquired Entity, except as such obligation may be limited by (x) bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law). No property or asset, the value of which is reflected in the balance sheet included in the Financial Statements, is held under any lease (other than a capitalized lease) or under any conditional sale or other title retention agreement. Except for such assets, plants and facilities as are immaterial in the aggregate to the Business, all tangible assets, plants and facilities of each of the Acquired Entities are adequate in all material respects for the uses to which they are being put or would be put in the ordinary course of business.

          (l) Contracts.  Except for the Contracts listed in Schedule 3.1(l), as
              ---------
of the date hereof, no Acquired Entity is a party to:

               (i) any Contract relating to the borrowing or lending of $500,000 or more by any Acquired Entity;

             (ii) any agreement pursuant to which any Acquired Entity is bound to employ any person other than those terminable without payment or penalty upon no more than 30 days' notice;

             (iii) any Contract not made in the ordinary course of business involving an estimated total future payment or payments in excess of $500,000 other than those terminable with payment or penalty of less than $50,000 upon no more than 30 days' notice;

             (iv) any Contract for the sale of any of the assets of any Acquired Entity (other than inventory sales in the ordinary course of business or sales of tangible personal property having a value under $500,000), or the grant of any preferential rights to purchase any of the assets of any Acquired Entity; or

             (v) any Contract that is otherwise material to the Business and is terminable by the other party thereto upon the occurrence of the transactions contemplated hereby that, if terminated, would have a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole.

          Except as disclosed in Schedule 3.1(l), none of the Acquired Entities nor, to the knowledge of the Seller, any third party is in breach or default in any respect under any Applicable Contract described in clauses (ii) through (v) above, except for such breaches and defaults as to which requisite waivers or consents have been or will be obtained prior to the Closing Date or that would not have a Material Adverse Effect. Complete and correct copies of all Applicable Contracts, together with all modifications and amendments thereto, have been delivered or made available to the Purchaser; provided, that to the
                                                        --------
extent any of such Contracts are items susceptible to duplication and are either
(i) used in connection with any of the Seller's businesses other than those relating to the Business or (ii) are required by law to be retained by the Seller, the Seller may deliver photostatic copies or other reproductions certified to be complete and correct by the Seller from which the Seller may delete information concerning the Seller's businesses other than those relating to the Business. For purposes of this subsection 3.1(l), the term "Contract" shall not include Employee Benefit Plans referred to in Section 3.1(n).

          (m) Taxes.  Except as set forth in Schedule 3.1(m), (i) all material
              -----
income Tax Returns (as defined below) required to be filed by or on behalf of the Company or any Subsidiary have been filed and all such returns are true, complete, and correct in all material respects; (ii) all material Taxes (as defined below) that are due or claimed to be due from the Company or any Subsidiary have been paid other than those (a) currently payable without penalty or interest or (b) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(iii) since January 1, 1987, neither the Seller nor any of the Subsidiaries has been a member of an affiliated group as defined in section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), filing a consolidated federal income tax return, other than an affiliated group as defined in the Code the common parent of which has been FRI; and (iv) neither the Seller nor any of the Subsidiaries has or will have as a consequence of the transactions contemplated by this Agreement any liability for the payment of a nondeductible parachute payment as defined in section 280G of the Code. Schedule 3.1(m) is a complete listing of any (i) material Tax Return the filing date of which has been extended and (ii) waivers of the statutory period of limitation in respect to any material Tax Return. Neither the Seller, the Company, nor any Subsidiary is undergoing any Audit (as defined below) of its liability for Social Security Taxes related to tip income.

          (n)  Employee Benefit Plans.
                 ----------------------

             (i) Set forth on Schedule 3.1(n) is a list of each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase or stock option, hospitalization or other medical, life or other insurance plan relating to the Business, including any policy, plan, program or agreement that provides for the payment of severance benefits, salary continuation, benefits to executives, salary in lieu of notice or similar benefits (collectively, the "Employee Benefit Plans"), maintained, sponsored or contributed to by the Seller or any Acquired Entity or under which any Acquired Entity has any present or future obligations or liability on behalf of the Company's employees or former employees or their dependents or beneficiaries of the Company (collectively, the "Affected Persons"). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Employee Benefit Plans are in compliance in all material respects with the plan documents and applicable law, including without limitation ERISA and the Code.

          All contributions made or required to be made under any Employee Benefit Plan meet the requirements for deductibility under the Code in all material respects, and all contributions that are required but have not been made have been properly recorded on the books of the Company, the Subsidiaries or the Seller to the extent required under GAAP.

          No Employee Benefit Plan is a "multi-employer plan" (as defined in section 3(37) or 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code) and no Acquired Entity has been required to make contributions to a multi-employer plan or multiple employer plan within the last six years nor does any Affected Person have any rights in any such multi-employer plan or multiple employer plan arising out of his or her employment with any Acquired Entity or their respective predecessors. No event has occurred with respect to the Company or any Subsidiary in connection with which the Company or any Subsidiary could be subject to any liability (other than any liability for benefits accrued in the ordinary course) or Lien with respect to any Employee Benefit Plan under ERISA or the Code.

             (ii) True and complete copies of each of the following documents have been delivered or been made available to the Purchaser: (A) all Employee Benefit Plans and all amendments thereto, all material written interpretations and descriptions thereof that have been distributed to the Company's employees and all annuity contracts or other funding instruments with respect to such plans, (B) the most recent determination letter issued by the Internal Revenue Service (the "IRS") to the Seller, (C) for the most recent plan year, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each "Employee Pension Benefit Plan" (as defined in section 3(2) of ERISA) that covers or has covered employees of the Company or a Subsidiary (with respect to their relationship with such entities), and (D) all actuarial reports, if any, prepared for the latest plan year of each Employee Pension Benefit Plan.

             (iii)  Except as set forth in Schedule 3.1(n):

                    (1) No Employee Benefit Plan is subject to the minimum funding requirements of ERISA or the Code. Each Employee Benefit Plan and each related trust agreement, annuity contract or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Code sections 401(a) (or 403(a), as appropriate) and 501(a), has been determined to be so qualified by the IRS and since the date of such letter no event has occurred that would jeopardize such qualified status.

                    (2) There are no foreign Subsidiaries and none of the Employee Benefit Plans that cover any employee or former employee of the Company or a Subsidiary covers any person who is employed in any country other than the United States.

                    (3) None of the Acquired Entities is a party to any litigation relating to or seeking benefits under any Employee Benefit Plan.

                    (4) Neither the Company nor any Subsidiary has incurred any liability with respect to or under any employee benefit plan, program, policy or arrangement, including any "pension plan" or "welfare plan" as defined in sections 3(2) and 3(3), respectively, of ERISA, or any plan, program, policy or arrangement that provides deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation, other than the Employee Benefit Plans listed on Schedule 3.1(n).

                    (5) To the knowledge of the Company, no Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                    (6) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration or creation of any rights under any severance, parachute or change in control agreement) other than any rights or benefits that are payable by the Seller.

                    (7) Neither the Company nor any Employee Benefit Plan has any present or future obligation to make any payment to or with respect to any present or former employee of the Company or any Subsidiary for post retirement medical, health, death or other welfare benefits except to the extent required by applicable law.

          (o) Labor Matters.  Set forth on Schedule 3.1(o) are all agreements
              -------------
with labor unions or associations representing employees of the Acquired Entities (collectively, "Employees") in effect as of the date hereof. To the knowledge of the Seller, there are no union organization efforts in progress. As of the date hereof, no material work stoppage against the Acquired Entities is actually pending or, to the knowledge of the Seller, threatened. Except as set forth on Schedule 3.1(o), as of the date hereof, there are no pending, or, to the knowledge of the Seller, threatened, labor disputes, arbitrations, lawsuits or administrative proceedings relating to labor matters involving the Employees (excluding routine workers' compensation claims) that would have a Material Adverse Effect.

          (p) Intellectual Property.  Set forth on Schedule 3.1(p) are (i) all
              ---------------------
material trademarks, copyrights, trade names, service marks and other intellectual property rights used or held for use primarily in the Business ("Intellectual Property"), owned, or licensed for use, by the Acquired Entities as of the date hereof and (ii) trademarks and tradenames held by the Acquired Entities that are unrelated to the Business, which shall be transferred to FRI-Admin or an affiliate thereof. At the Closing Date, the Acquired Entities will have valid and subsisting rights to all trademarks, trade names, service marks and other intellectual property rights used in the Business. Set forth on
Schedule 3.1(p) are all licenses of Intellectual Property to which any Acquired Entity is a party as of the date hereof. Except as set forth on Schedule 3.1(p),
(i) there are no existing, or, to the knowledge of the Seller, threatened, claims based on the use by, or challenging the ownership of, the Acquired Entities of any Intellectual Property that would have a Material Adverse Effect and (ii) the Seller does not have any knowledge of any infringing use of any Intellectual Property by any other person.

          (q) Insurance.  Copies of all material insurance policies held by the
              ---------
Seller have been made available to the Purchaser. Such policies (together with self-insurance programs in effect) provide coverage for the Company's business in amounts and against risks consistent with past practice. No representation or warranty is made by the Seller hereunder that any such policy will not lapse or terminate by reason of consummation of the transactions contemplated hereby.

          (r) Environmental Matters.  Except as set forth on Schedule
              ---------------------

3.1(r), to the Seller's knowledge, the Acquired Entities are in compliance with all Federal, state and local laws governing pollution or the protection of the environment (the "Environmental Laws"), except where the failure to comply with the Environmental Laws would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(r), to the Seller's knowledge, (i) no written notice or claim has been received by the Company from any governmental authority or third party alleging that any Acquired Entity is not in compliance with any Environmental Law, and
(ii) there has been no release of a Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., in excess of a reportable quantity on any of the
                   -------
real properties now or previously owned or leased by the Company or any of the Subsidiaries for which any of the Acquired Entities could reasonably be expected to have a liability that would have a Material Adverse Effect.

          (s) Government Regulations.  None of the Acquired Entities is subject
              ----------------------
to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or any Federal or State statute or regulation limiting its ability to incur or assume indebtedness for borrowed money.

          (t) Brokers, Finders, etc.  Except for Donaldson, Lufkin & Jenrette
              ---------------------
Securities Corporation ("DLJ"), neither the Seller nor any Acquired Entity is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. The Seller is solely responsible for any payment, fee or commission that may be due to DLJ in connection with the transactions contemplated hereby.

          (u) Books and Records.  The Seller has furnished or made available to
              -----------------
the Purchaser true and complete copies of all minute books, all accounting books and records and other similar records of the Company and the Acquired Entities. The books and records of the Acquired Entities have been maintained in all material respects in accordance with law.

          (v) Disclosure.  No representation or warranty of the Seller contained
              ----------
in this Agreement (including the Schedules furnished or to be furnished by or on behalf of the Seller pursuant hereto) contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstance under which it was made, in order to make the statements herein not misleading.

          (w) Purchase For Investment.  The Seller is acquiring the Notes being
              -----------------------
acquired by it hereunder for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof that would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law, without prejudice, however, to the Seller's right at all times to sell or otherwise dispose of all or any part of the Notes pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws. The Seller (i) is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above; and (ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

     SECTION 3.2  Representations and Warranties of the Acquiring Companies.
                  ---------------------------------------------------------
The Acquiring Companies hereby represent and warrant to the Seller as follows:

          (a) Organization and Standing.  Each Acquiring Company (i) is a
              -------------------------
corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite power and authority to own, lease or operate the assets it now owns, leases or operates and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, in each case except for such failures that would not have an adverse effect on the financial condition or annual results of operations of the Acquiring Companies, taken as a whole, of $500,000 or more for any single item, event or condition or $1.5 million or more combining all such items, events or conditions.

          (b) Authority.  The execution and delivery of this Agreement, and the
              ---------
performance by the Acquiring Companies of their obligations hereunder, have been duly authorized by all necessary action on the part of each Acquiring Company. This Agreement has been duly executed and delivered by each Acquiring Company and, assuming the due execution and delivery hereof by the Seller, this Agreement constitutes a valid and binding obligation of each Acquiring Company, enforceable against each Acquiring Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law). On the Closing Date, each of the Indenture, the Notes and the Registration Rights Agreement will have been duly authorized, executed and delivered by the Purchaser, and each of the Indenture, the Notes and the Registration Rights Agreement will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (c) No Conflict.  The consummation of the transactions hereunder and
              -----------
under the Other Documents (including, without limitation, the issuance and delivery of the Notes) will not require the consent of any party to any material Contract to which the Acquiring Companies, or any of their affiliates, is a party or by which any of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, except for those (i) required under the HSR Act or (ii) that become applicable solely as a result of the specific regulatory status of the Seller and its affiliates. Assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, as applicable, the execution, delivery and performance by the Acquiring Companies of this Agreement and under the Other Documents will not (i) violate any material law applicable to the Acquiring Companies or any of their respective affiliates, (ii) result in a breach or violation of any material provision of, or constitute a material default under, any such Contract, or
(iii) conflict with any provision of the certificate of incorporation or by-laws of the Acquiring Companies.

          (d) Financing.  The Purchaser has sufficient funds or firm financing
              ---------
commitments in place with respect to all funds necessary to consummate the transactions contemplated by this Agreement. The Purchaser will have available as of the Closing Date funds sufficient to pay the Purchase Price.

          (e) Purchase For Investment.  The Purchaser is acquiring the Stock
              -----------------------
being acquired by it hereunder for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof that would be in violation of the Securities Act, or any applicable state securities law, without prejudice, however, to the Purchaser's right at all times to sell or otherwise dispose of all or any part of said Stock pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws. The Purchaser (i) is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above; and (ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (f) Brokers, Finders, etc.  Except for Ernst & Young LLP, the
              ---------------------
Purchaser is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. The Purchaser is solely responsible for any payment, fee or commission that may be due to Ernst & Young LLP in connection with the transactions contemplated hereby.

          (g) Disclosure.  No representation or warranty of the Acquiring
              ----------
Companies contained in this Agreement (including the Schedules furnished or to be furnished by or on behalf of the Acquiring Companies pursuant hereto) contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstance under which it was made, in order to make the statements herein not misleading.

          (h) No Prior Activities; Capitalization.  Except for (i) obligations
              -----------------------------------
or liabilities incurred in connection with its incorporation and (ii) the transactions contemplated by this Agreement and the Other Documents, as of the Closing Date, the Purchaser will not have, directly or indirectly, (A) incurred any obligations or liabilities, (B) engaged in any business activities of any kind or (C) entered into any Contracts.

Immediately following the Closing, the Purchaser will have a capitalization as set forth on Schedule 3.2(h).


                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1  Conduct of Business.  From the date of this Agreement through
                  -------------------
the Closing, the Seller agrees that, except (i) as disclosed in Schedule 4.1 hereof or otherwise provided for in, or contemplated by, this Agreement or the Other Documents or (ii) as approved by the Purchaser:

          (a) The Seller shall cause the Acquired Entities to carry on and operate the Business in the ordinary course, consistent with past practices.

          (b) Except in the ordinary course of business or as required by law or by contractual obligations or other understandings or arrangements existing on the date hereof, the Seller shall not, and shall not permit the Company or the Subsidiaries to, knowingly perform any act, or omit to perform any act within its reasonable control, that will cause a breach of any representation, warranty or obligation contained in this Agreement, which breach will result in a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole.

          (c) The Seller shall cause the Acquired Entities to continue to maintain and service the physical assets used in the conduct of the Business consistent with past practices.

          (d) The Seller shall not permit the Acquired Entities to materially modify their current payment practices with the vendors, suppliers or employees of the Acquired Entities.

          (e) Other than in the ordinary course of business, consistent with past practice, the Seller shall not permit the Acquired Entities to extend any material purchasing or distribution agreement to which any of the Acquired Entities is bound (or modify any termination rights thereunder) other than any purchasing or distribution agreement that otherwise would expire by its terms on or prior to the Closing.

          On or prior to the Closing, the Seller shall satisfy or cause its subsidiaries to satisfy, the $300,000 payable to Micros Systems, Inc., $200,000 of which is currently due and payable and $100,000 of which is due on or prior to March 31, 1996.

     SECTION 4.2  Further Actions; Cooperation.
                  ----------------------------

          (a) The Seller and the Acquiring Companies shall use their reasonable best efforts, whether before, at or after the Closing, to take, or cause to be taken, all actions, and to negotiate and execute and deliver or cause to be executed and delivered, all documents, reasonably necessary to (a) obtain all material licenses, permits and certificates required for the Purchaser to conduct the Business or own the Stock at the Closing or (b) otherwise consummate the transactions contemplated hereby. Without limiting the foregoing each party hereto will use its reasonable best efforts to respond to all inquiries, investigations and requests for additional information, if any, of all Federal and state authorities relating to the transactions contemplated hereby and to seek to resolve prior to June 30, 1996 all concerns and issues, if any, raised by such authorities.

          (b) The parties hereto shall reasonably cooperate so that, to the extent reasonably practicable, at Closing, the Acquired Entities shall have all material rights and obligations presently vested in the Acquired Entities, Seller and its affiliates (if any) concerning special purpose corporations holding liquor licenses that are part of the Business (including, without limitation, J.T. Beverage, Inc., The L.C.S. Beverage Company, Inc., GRC Club, Inc., and JRI Club, Inc.) As to interests in these entities that will not be owned by the Acquired Entities, the parties shall reasonably cooperate so that, to the extent reasonably practicable, at Closing, such interests shall be held by third parties subject to terms and conditions reasonably acceptable to Purchaser and consistent with the business purpose for and existing legal requirements binding such entities.

     SECTION 4.3  Access to Information; Reports.
                  ------------------------------

          (a) Access.  The Seller shall afford to representatives of the
              ------
Purchaser, at the Purchaser's expense, including its counsel, advisors, accountants and lenders, reasonable access during normal business hours during the period prior to the Closing Date to all the properties, books, Contracts and records of the Company. After making any investigation of such properties, books, Contracts or records, the Purchaser shall promptly restore such properties, books, Contracts and records to their condition prior to such investigation. The Seller shall provide to the Purchaser as soon as available the reports set forth on Schedule 4.3(a) during the period prior to the Closing Date. If, in the course of any investigation pursuant to this Section 4.3(a), either Acquiring Company discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that, upon Closing, would constitute such a breach, the Purchaser shall promptly inform the Seller. The Seller shall promptly inform the Purchaser if, prior to Closing, the Seller becomes aware of any breach of any of its representations or warranties contained herein, or of any circumstance or condition that, upon Closing, would constitute such a breach.

          (b) Confidentiality.  The Acquiring Companies acknowledge that the
              ---------------
information being provided to the Purchaser and its representatives by, or on behalf of, the Seller is subject to the terms of a confidentiality agreement between the Seller and the Purchaser dated November 9, 1995, which terms are incorporated herein by reference.

          (c) Confidentiality Agreements.  Concurrently with the Closing, the
              --------------------------
Seller shall assign to the Purchaser its rights under all confidentiality agreements between the Seller and any prospective purchasers of the Stock, in each case to the extent such rights may be so assigned.

     SECTION 4.4  Consents.  Subject to the terms and conditions hereof, the
                  --------
Seller and the Acquiring Companies agree (without being obligated to make any payment to any third party) to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the others in connection with the foregoing, including using their best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Federal, state, local or foreign law or regulations, (iii) to prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to lift or rescind any injunction or order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (v) to effect all necessary registrations and filings, including filings under the HSR Act, and submissions of information requested by governmental authorities.

     SECTION 4.5  Employee Benefit Plans.
                  ----------------------

          (a) No provision contained in this Agreement shall confer upon any Affected Person any right with respect to continuance of employment by the Acquired Entities, nor shall anything herein interfere with the right of the Acquired Entities to terminate the employment of any of the Affected Persons at any time, with or without cause, or subject to Section 4.5(d), restrict the Acquired Entities in the exercise of its independent business judgment in establishing or modifying any of the terms and conditions of the employment of the Employees.

          (b) The Seller shall cause the accounts of all Affected Persons (other than Transferred Non-Business Employees (as defined below)) in the Family Restaurants, Inc. Retirement Savings Plan (the "Savings Plan") to be fully vested effective as of no later than the Closing and shall cause such accounts to be distributed to the Affected Persons pursuant to the terms of the Savings Plan as soon as practicable after the Closing. The Acquired Companies shall permit the Affected Persons who are not Transferred Non-Business Employees and who elect to do so to have their accounts in the Savings Plan be transferred, in cash only, to the trustee of one or more of the qualified profit sharing plans that may be maintained by any of the Acquiring Companies or Acquired Entities after the Closing in a direct rollover pursuant to the terms of such plan.

          (c) No later than the Closing, the Seller shall cause the interests of any of the Affected Persons (other than Transferred Non-Business Employees) in the Family

Restaurants, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") to be distributed to the Affected Persons.

          (d) The Acquiring Companies hereby agree that as of the Closing Date, and for a period of at least 12 months thereafter, the Purchaser shall provide to the Affected Persons who are not Transferred Non-Business Employees wages and benefits substantially similar in the aggregate to those currently provided to such Affected Persons under the Employee Benefit Plans disclosed pursuant to
Section 3.1(n) hereof ("Purchaser's Benefit Plans") not taking into account any deferred compensation or benefits that are provided only to executives or highly compensated employees or any employer contributions, other than with respect to elective deferred compensation, made by the Company and the Subsidiaries to any qualified profit sharing plan. As of the Closing Date, the Seller shall cease to provide coverage or benefits for Affected Persons under any Employee Benefit Plans, except as required by applicable law or otherwise agreed to by the parties hereto.

          (e) As of the Closing Date, each Affected Person (other than a Transferred Non-Business Employee or a dependent or beneficiary thereof) who was a participant (a "Participant") or who was eligible to immediately participate (an "Eligible Person") in Employee Benefit Plans of the Seller that are welfare benefit plans (as defined in section 3(1) of ERISA) immediately prior to the Closing Date shall become a participant in, or shall be immediately eligible to participate in, as the case may be, applicable welfare benefit plans of the Acquiring Companies (including, without limitation, health, life insurance, accidental death, short-term and long-term disability), from and after the Closing Date, otherwise in accordance with the terms and conditions of such Acquiring Companies' plans; provided that the Acquired Companies shall cause to
                            --------
be waived any pre-existing condition exclusions under any such welfare plans that would not have been applicable to such Affected Person as a Participant or Eligible Person under the terms of any such applicable Employee Benefit Plan of the Seller immediately prior to the Closing Date.

          (f) As of the Closing Date, each Affected Person (other than a Transferred Non-Business Employee or a dependent or beneficiary thereof) shall continue as a participant in, or shall become a participant in, each other employee benefit plan or arrangement of the Acquired Entities or the Acquiring Companies as shall be required to fulfill that Acquiring Company's obligation to provide benefits pursuant to Section 4.5(d) hereof. Length of service by any such Affected Persons with the Company, the Seller or any of their respective subsidiaries shall be recognized under each such benefit plan or arrangement for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any such benefit plan or arrangement (other than vacation time), including, but not limited to, a defined benefit plan.

          (g) The Seller and the Purchaser agree to cooperate in carrying out the duties and responsibilities contained in this Section 4.5. In addition, the Seller agrees to make available to the Purchaser such information as the Purchaser may reasonably request to facilitate the determination of (i) the period of service of any Affected Person with the Company, the Seller or any of the Subsidiaries prior to the Closing Date, (ii) individual service accruals and salary histories of Affected Persons, and (iii) such other information as the Purchaser may reasonably request to carry out the provisions of this Section 4.5.

          (h) The Company and the Purchaser shall comply with the filing requirements of Revenue Procedure 84-77 to implement Section 3.1(n) hereof with respect to Affected Persons other than Transferred Non-Business Employees.

          (i) If the Purchaser so requests prior to the Closing, the Seller shall request (without any obligation to cause) any insurance companies or third party administrators that underwrite or administer any Employee Benefit Plans that cover employees of the Seller or its subsidiaries other than the Acquired Entities to offer to issue to the Company or the Purchaser policies or contracts with respect to the Transferred Employees and their dependents that provide substantially the same benefits and contain substantially the same terms and conditions as the Seller's policies and contracts with such insurance companies or third party administrators.

     SECTION 4.6  WARN Act.  The Seller shall not, at any time 90 days before
                  --------
the Closing Date, without complying fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), effectuate (1) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (2) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff. The Purchaser shall not, at any time on or after the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (ii) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff. For purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the "effective date" within the meaning of the WARN Act.

     SECTION 4.7  Cooperation With Respect to Tax Matters.
                  ---------------------------------------

          (a) The Seller and the Acquiring Companies recognize that the Company has joined with the Seller in filing unitary, consolidated or combined Tax Returns. After the Closing Date (i) the Seller shall include (to the extent required by law) the taxable income or loss, and all other items, of the Company and the Subsidiaries for periods ending before or on the Closing Date, in its unitary, consolidated or combined Tax Returns, (ii) with respect to any other Tax Returns for any taxable period that includes but does not end on the Closing Date (the "Straddle Tax Returns"), the Seller shall prepare a schedule setting forth, on a basis consistent with the preparation of the Seller's consolidated Federal income tax return for the taxable period ending on the Closing Date and specifically without making the election provided by Treasury Regulation section 1.1502-76(b)(2)(ii), the taxable income or loss, and all other items, of the Company and the Subsidiaries to the period commencing with the first day of the taxable period covered by such Straddle Tax Return up to and including the Closing Date (the "Pre-Closing Period") and the period commencing with the first day after the Closing Date and ending with the last day of the taxable period covered by such Straddle Tax Return (the "Post-Closing Period") (iii) in the case of any Tax Return referred to in clause (i) of this Section 4.7(a), the Acquired Companies shall have a reasonable opportunity to review the portion of such Tax Returns that relate to the Acquired Entities, and (iv) each of the Seller, the Acquiring Companies, the Company and the Subsidiaries shall, for Federal income tax purposes, treat all transactions that are required to be effected at, or concurrently with, the Closing pursuant to Article II hereof as occurring on the Closing Date.

          (b) The Seller shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable law to be filed by the Company and the Subsidiaries (or by the Seller on their behalf) with respect to periods that end on or before the Closing Date,
(ii) any elections related to such Tax Returns, provided that any material election (other than those specified below in this Section 4.7(b) and the election specified in 4.8(e) if such election is made on or after May 15, 1996) shall be subject to the consent of the Acquiring Companies, which consent shall not be unreasonably withheld, provided, however, that the Seller shall have the
                              --------  -------
right, in its sole discretion, to make any elections on a basis consistent with prior year returns; and (iii) any Audit (as defined below), including the execution of any waiver of limitation with respect to any Audit, relating to any such Tax Returns. The Acquiring Companies, the Company and the Subsidiaries shall cooperate with the Seller for the purpose of making (x) an election to permit the Company to file any short period Tax Return for the taxable period ending on the Closing Date, an election under Treasury Regulation section 1.1502-20(g), and an election under Proposed Treasury Regulation section 1.1502-95(c) and, (y) any other election permitted under clause (ii) of this Section 4.7(b). In the event that any Audit for which the Seller is responsible pursuant to this Section 4.7(b) could reasonably be expected to result in a material increase in Tax liability for which the Purchaser or the Company would be liable in the Post-Closing Period or subsequent tax year, the Seller shall consult in good faith with the Purchaser and the Company in respect of the specific issues that could give rise to such increased Tax liability.

          (c) The Purchaser and the Company shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed by the Company and the Subsidiaries with respect to periods that begin after the Closing Date and (ii) the Straddle Tax Returns, if any, and (iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns; provided, however, that (x) in the case
                                         --------  -------
of any Straddle Tax Return, the preparation and filing of such Return shall be subject to review and approval of the Seller, which approval shall not be unreasonably withheld, and (y) in the event that any Audit for which the Purchaser is responsible pursuant to this Section 4.7(c) could reasonably be expected to result in a material increase in Tax liability for which the Seller would be liable, the Purchaser shall consult in good faith with the Seller in respect of the specific issues that could give rise to such increased Tax liability.

          (d) After the Closing Date, each of the Acquiring Companies, the Company and the Subsidiaries, on the one hand, and the Seller, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of the Company, by any of them in connection with the preparation of any Tax Return or any Audit of the Company in respect of which the Purchaser, the Company or the Seller, as the case may be, is responsible pursuant to Section 4.7(b) or (c) hereof and (ii) retain, or cause to be retained, for so long as any such Taxable Years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits.

          (e) Each of the Purchaser, the Company and the Seller shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) ten business days after the receipt of any notice of any Audit or (ii) fifteen business days prior to the settlement or final determination of any Audit for which it was responsible pursuant to
Section 4.7(b) or (c) hereof which could affect the Tax liability of such other party for any taxable year.

          (f)  As used in this Agreement:

              (i) the term "Social Security Taxes" shall include any Taxes imposed pursuant to the Federal Insurance Contributions Act under section 3101 et seq. of the Code.
- -- ---

              (ii) the term "Tax" or "Taxes" shall include all Federal, state, local and foreign taxes, escheat claims, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto;

              (iii) the term "Tax Returns" shall include any Federal, state, local and foreign tax returns, declarations, elections, statements, reports, schedules and information returns or the refiling of any such Tax Returns previously filed; and

              (iv) the term "Audit" shall include any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings.

     SECTION 4.8  Tax Indemnity.
                  -------------

          (a) The Seller and FRI-MRD shall be jointly and severally liable for, shall pay to the appropriate Tax authorities, and shall hold the Purchaser, the Company and the Subsidiaries harmless against, (A) all Taxes, other than Social Security Taxes related to tip income, of the Acquired Entities that relate to
(i) the taxable periods ending before or on the Closing Date and (ii) the Pre-Closing Period, including any liability arising because of Treasury Regulation section 1.1502-6 or similar provision of state, local or foreign law, (B) Social Security Taxes related to tip income and imposed on an Acquired Entity (x) as a result of an Audit by the IRS of a particular employee of an Acquired Entity (and not as a result of a Company or Subsidiary level Audit) that relate to the taxable periods ending before or on the Closing Date and the Pre-Closing Period or (y) in connection with (1) restaurant properties previously operated by an Acquired Entity and (2) restaurant properties currently operated by an Acquired Entity and regarding which a Social Security Tax Audit has commenced as of the date hereof, in each such case that are not currently eligible to elect to participate in the "tip reporting alternative commitment" ("TRAC") program and
(C) all Taxes related to the transfer and operation of the Dinnerhouse Properties and the Closed Properties.

          The Seller shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which the Seller and FRI-MRD are so obligated to indemnify the Purchaser, the Company and the Subsidiaries.

          (b) The Acquiring Companies, the Company and the Subsidiaries shall be jointly and severally liable for, shall pay to the appropriate Tax authorities, and shall hold the members of the Selling Group (as defined below) harmless against (A) all Taxes of the Acquired Entities that relate to (i) the taxable periods that begin after the Closing Date and (ii) the Post-Closing Period and
(B) all Social Security Taxes related to tip income of the Acquired Entities for the taxable periods ending before or on the Closing Date and the Pre-Closing Period other than Social Security Taxes related to tip income for which the Seller and FRI-MRD are obligated to indemnify the Purchaser, the Company and the Subsidiaries pursuant to Section 4.8(a)(B) hereof. The Acquiring Companies, the Company, and the Subsidiaries shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which the Acquiring Companies and the Company are so obligated to indemnify the members of the Selling Group.

          (c) In the event that (i) the Acquiring Companies or the Acquired Entities shall derive a reduction in "Income Tax" for which the Acquiring
                                      ----------
Companies and Acquired Entities are responsible pursuant to Section 4.7(c) hereof, that is attributable to a "Carryforward Tax Credit," as such underscored
                                   -----------------------
terms are defined in the Grace Restaurant Group Tax Procedures Agreement, dated December 23, 1986, by and among W. R. Grace & Co. ("Grace"), The Restaurant Enterprises Group, Inc. (subsequently renamed Family Restaurants, Inc.), and others (the "Grace Tax Procedures Agreement"), and (ii) such reduction in Income Tax results in an amount (the "Tax Benefit Amount") owing to Grace pursuant to the Grace Tax Procedures Agreement for which the Seller would be liable, the Acquiring Companies or the Acquired Entities shall (A) provide prompt written notice to the Seller setting forth in reasonable detail the computation of the Tax Benefit Amount and (B) be jointly and severally liable for, pay to Grace, and shall hold Seller, FRI-MRD, and their subsidiaries harmless against any such Tax Benefit Amount.

          (d) Seller and FRI-MRD shall be jointly and severally liable for, shall pay to Grace, and shall hold the Purchaser, the Company, and the Subsidiaries harmless against, any Tax Benefit Amount owing to Grace for which the Purchaser, the Company, or the Subsidiaries would be liable pursuant to the Grace Tax Procedures Agreement in respect of (i) any taxable period ending on or before the Closing Date and the Pre-Closing Period, and (ii) to the extent that such Tax Benefit Amount results from a reduction of Income Tax of FRI, FRI-MRD, or their subsidiaries, any taxable period ending after the Closing Date, and the Post-Closing Period.

          (e) If the Closing Date does not occur prior to May 15, 1996, the Purchaser may, at its option, direct the Seller to, or the Seller may, at its option, properly prepare and timely submit prior to June 1, 1996, to the IRS an application to enter into a TRAC agreement in respect of Social Security Taxes related to tip income of the Acquired Entities.

          (f) Any indemnity payment made pursuant to this Section 4.8 shall be treated by all parties as an adjustment to the Purchase Price.

          (g) The obligations of the parties to indemnify each other pursuant to this Section 4.8 shall continue until the statutory period of limitations (taking into account any extensions or waivers thereof) for the assessment of Taxes, covered by this Section 4.8, has expired. Any payment due to an indemnified party pursuant to this Section 4.8 shall be paid promptly by the indemnifying party upon receipt of written notice.

     SECTION 4.9  Financial Information.
                  ---------------------

          (a) After the Closing, upon reasonable written notice, the Purchaser and the Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Company) as is reasonably necessary for financial reporting and accounting matters.

          (b) The Purchaser shall retain all of the books and records of the Acquired Entities for a period of four years after the Closing Date or such longer time as may be required by law. After the end of such period, before disposing of such books or records, the Purchaser shall give notice to such effect to the Seller and give the Seller an opportunity to remove and retain all or any part of such books or records as the Seller may select.

     SECTION 4.10  Expenses.  Whether or not the Closing takes place, except as
                   --------
otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Without limiting the foregoing, none of the Acquired Entities shall be liable for any out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby. All sales taxes, if any, payable with respect to the transfer of the Commissary Assets shall be paid by the Purchaser and all sales taxes, if any, payable with respect to the transfer of the Corporate Personal Property shall be paid by the Seller.

     SECTION 4.11  Insurance.  The Purchaser shall secure insurance with respect
                   ---------
to the Business from the Closing Date covering general liability (including, without limitation, premises liability), property, and workers' compensation in amounts customary for the industries in which the Acquired Entities operate.

     SECTION 4.12  Publicity.  The Seller and the Acquiring Companies agree
                   ---------
that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by law. The Seller and the Acquiring Companies agree that, prior to the Closing, no disclosure of the terms or provisions of this Agreement shall be made except to representatives, advisors, counsel, and lenders to the parties hereto who acknowledge the confidentiality hereof, and except as required by law.

     SECTION 4.13  Certain Understandings.
                   ----------------------

          (a) The Acquiring Companies have received from the Seller certain projections and forecasts relating to the Company. The Acquiring Companies acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Acquiring Companies are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections and forecasts so furnished to them and (iii) the Acquiring Companies shall not have any claim against the Seller or its agents with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to such projections or forecasts.

          (b) The Acquiring Companies acknowledge that, except as expressly set forth herein, neither the Seller, nor any other person, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, and neither the Seller nor any other person will be subject to any liability to the Acquiring Companies or any other person resulting from the distribution to the Acquiring Companies, or the use of, any such information. The Acquiring Companies acknowledge that, should the Closing occur, the Acquiring Companies will acquire the Company's business in an "as is" condition and on a "where is" basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth herein.

          (c) The Acquiring Companies acknowledge that, except as expressly set forth herein, neither the Seller, nor any other person, has made any representation or warranty, express or implied, as to (i) the physical condition or state of repair of the Company's real property, the improvements constituting a part thereof or the equipment and fixtures appurtenant thereto, (ii) the gross or net income derived therefrom, (iii) the cost, book value or market value thereof, (iv) the use or potential use thereof, or (v) any other matter affecting, or relating to, such property or the operation or management thereof.

     SECTION 4.14  Transfer of Properties.
                   ----------------------

          (a) The Seller shall use its reasonable best efforts to transfer the fee or assign or sublease the lease relating to each of the restaurant properties identified on Schedule 4.14(a) hereof, in each case together with all fixtures thereon and all other tangible assets related thereto (the "Dinnerhouse Properties"), from the Acquired Entities to the Seller or its designee on or prior to the 90th day following the Closing Date. From and after the Closing, upon the Seller's request (and without any obligation upon the Purchaser to directly negotiate with third parties), the Purchaser shall use its reasonable best efforts to transfer, assign or sublease to the Seller or its designee each Dinnerhouse Property not yet so transferred, assigned or subleased, and in each case until so transferred, assigned or subleased, each remaining Dinnerhouse Property shall be subject to the terms and conditions of a Restaurant Services Agreement, in the form to be mutually agreed upon (the "Restaurant Services Agreement"). The Restaurant Services Agreement shall generally provide that the Seller or its designee shall assume all costs, liabilities and obligations, and be entitled to all income and benefits, arising out of or related to the occupancy and operation of the Dinnerhouse Properties.

          (b) The Seller shall use its reasonable best efforts to assign the leases and subleases relating to each of the restaurant properties identified on
Schedule 4.14(b) hereof (the "Closed Properties") from the Acquired Entities to Seller or its designee on or prior to the 90th day following the Closing Date. From and after the Closing, in each case until transferred, assigned or subleased, each remaining Closed Property shall be subject to the terms and conditions of a Closed Restaurant Agreement, in the form to be mutually agreed upon (the "Closed Restaurant Agreement"). The Closed Restaurant Agreement shall generally provide that the Seller or its designee shall assume all costs, liabilities and obligations, and be entitled to all income and benefits, arising out of or related to the occupancy and operation of the Closed Properties.

     SECTION 4.15  Transfer of Employees.  As soon as reasonably practicable
                   ---------------------
(but in any event within 28 days) after the date hereof, the parties shall, by mutual agreement, identify (a) those employees of the Business that are not employed by an Acquired Entity (the "Transferred Business Employees") and (b) those employees of the Acquired Entities that are not employees of the Business (the "Transferred Non-Business Employees"). Prior to the Closing, the Seller, the Company and the Subsidiaries shall (i) cause the employment of each Transferred Business Employee to be transferred to the Company or a Subsidiary and (ii) cause the employment of each Transferred Non-Business Employee to be transferred to the Seller or one if its subsidiaries other than an Acquired Entity. The Seller shall assume all obligations and liabilities of the Acquired Entities with respect to the Transferred Non-Business Employees and their beneficiaries and dependents under or in connection with any of the Employee Benefit Plans or the employment of the Transferred Non-Business Employees; provided, that no provision hereof shall
                                    --------
confer upon any Transferred Non-Business Employee any right with respect to continuance of employment by the Seller or any of its subsidiaries, nor shall anything herein interfere with the right of the Seller or any of its subsidiaries to terminate the employment of any such person at any time, with or without cause, or restrict the Seller or any of its subsidiaries in the exercise of their independent business judgment in establishing or modifying any of the terms and conditions of the employment of such persons..

     SECTION 4.16  Termination of Agreements.
                   -------------------------

          (a) Effective as of the Closing, other than rights or obligations specified in, or arising out of, (i) those Contracts identified on Schedule 4.16(a), (ii) this Agreement and the Other Documents, and (iii) any other Contract entered into pursuant hereto or thereto or in connection herewith or therewith, all rights and obligations between the Acquired Entities, on the one hand, and the Seller or any of its post-closing subsidiaries, on the other, shall be terminated and of no force or effect, including (without limitation) rights to payment accruing on or prior to the Closing Date.

          (b) The parties shall negotiate in good faith with respect to a mutually acceptable agreement pursuant to which the Acquired Entities would continue to purchase under the distribution, supply and purchase agreements set forth on Schedule 4.16(b) for a mutually acceptable period of time following the Closing.

     SECTION 4.17  Environmental Investigation and Indemnification.
                   -----------------------------------------------

          (a) The Purchaser may, at its own expense, conduct Phase I Environmental Site Assessments (the "Phase I's") of any or all of the properties owned or leased by any of the Acquired Entities for use in connection with the Business (the "Properties"). The Phase I's shall conform to, but may not exceed in scope, the standards established by the American Society for Testing and Materials (ASTM) Standard E 1527-93 for Phase I Environmental Site Assessments; provided, however, that the Phase I's may, but need not, include (at the
- --------  -------
Purchaser's discretion and expense) bulk sampling of suspected asbestos containing materials. The Purchaser will use its best efforts to have preliminary drafts of all Phase I's prepared, with copies provided to the Seller, no later than 45 days after the date hereof. Copies of all final Phase I's and any proposals for remediation or abatement (as provided below) must be provided to the Seller no later than 60 days after the date hereof. If the Purchaser does not conduct or has not completed Phase I's for any of the Properties at the end of the 60 day period, the Seller shall have no liability or obligation to the Purchaser with respect to envi-ronmental conditions, including any remedial or abatement activities, at the Properties for which Phase I's were not conducted or completed.

          (b) If this Agreement terminates prior to the Closing, the Purchaser shall deliver to the Seller all originals and copies of the Phase I's and Additional Investigations, together with all related materials, including but not limited to reports, data, analyses, notes and findings concerning the Properties or the Existing Conditions. The Purchaser agrees that at all times prior to the Closing, it shall, and shall cause each of its representatives and consultants to, keep confidential all information and documents generated in connection with or as a result of the Phase I's or Additional Investigations, except as otherwise required by law or court order.

          (c) If the Purchaser determines that it is more likely than not that remedial or abatement activity will be required based on existing environmental conditions at any of the Properties, as identified in the Phase I's (the "Existing Conditions"), the Purchaser shall provide to the Seller a cost analysis (the "Cost Analysis") for all such remedial or abatement activity. The Cost Analysis shall be based on an objective 51% confidence factor that the costs of the remedial or abatement activity will not be exceeded. The Cost Analysis shall not include any costs associated with (i) additional environmental investigations ("Additional Investigations"), whether performed by the Purchaser or any other person or (ii) plans to undertake any renovations at any Property that are not directly the result of environmental conditions at such Property that require remediation or abatement in its current, pre-Closing state. The Seller, at its option, shall have up to 30 days to verify the conclusions set forth in the Phase I's and the Cost Analysis. If the Seller's conclusions differ from the Purchaser's conclusions in the Phase I's or the Cost Analysis, the Seller, at its option, may require that any of the disputed conclusions be independently verified by a third-party consultant (the "Consultant"), who shall be mutually and reasonably agreeable to both the Seller and the Purchaser. The Consultant will review only such disputed conclusions, and shall resolve such dispute solely by choosing between the conclusion specified by the Seller or the Purchaser in accordance with the provisions of this Section. In its determination, the Consultant shall be entitled to rely on all work generated by the Purchaser, the Seller and their respective consultants. The costs of the Consultant shall be paid by the Seller. The decision of the Consultant shall be conclusive between, and final and binding on, the parties hereto for the purposes of resolving the disputed conclusion.

          (d) The Acquiring Companies shall pay the first $1.5 million for any remediation or abatement costs actually incurred by the Purchaser with respect to the Existing Conditions. The Acquiring Companies, on the one hand, and the Seller and FRI-MRD, on the other, shall share equally the next $10 million in actual out-of-pocket remediation or abatement costs incurred with respect to the Existing Conditions. Except as provided in clause (e) below, the Acquiring Companies shall pay all other remediation or abatement costs with respect to the Properties, including, without limitation, (i) costs with respect to the Existing Conditions in excess of $11.5 million and (ii) costs with respect to conditions at the Properties, which conditions were not identified in the Phase I's.

          (e) If the aggregate estimated remediation and abatement costs set forth in the Cost Analysis exceed $11.5 million, the Seller and FRI-MRD may, at their sole discretion, (i) agree to reimburse the Purchaser for such excess to the extent the Purchaser actually incurs remediation or abatement costs with respect to the Existing Conditions, or (ii) terminate this Agreement. If such estimated costs exceed $15 million and the Seller and FRI-MRD agree to so reimburse the Purchaser for such excess, the Purchaser may elect, in its sole discretion, to terminate this Agreement if (x) based on the Cost Analysis, the estimated cost of remedial or abatement activities relating to the Existing Conditions at more than 10 of the Properties exceeds $500,000 at each such Property, or (y) the total estimated costs for remediating or abating the Existing Conditions exceed $20 million.

          (f) The Seller and FRI-MRD shall be responsible only for out-of-pocket costs to remediate or abate the Existing Conditions that are actually incurred by the Purchaser and invoiced to the Seller; provided, that such costs shall be
                                             --------
deemed to include the actual out-of-pocket cost of any Additional Investigations but only to the extent such investigations are the subject of a written demand, directive or order of any court or governmental agency. Such costs, as invoiced by the Purchaser, shall include only actual out-of-pocket costs, and shall not include any premium or additional charges for payment. Notwithstanding any other provisions hereof, neither the Seller nor FRI-MRD shall have any liability for any costs that are not either (i) actually paid by the Purchaser and invoiced to the Seller no later than the fourth anniversary of the Closing or
(ii) actually committed to be paid by the Purchaser (with written evidence of such commitment delivered to the Seller) no later than the fourth anniversary of the Closing and invoiced to the Seller promptly following payment. Amounts invoiced, unless disputed by the Seller, shall be paid within 30 days after receipt of such invoice and any documentation requested by the Seller.

          (g) Any payment made by the Seller or FRI-MRD for the Existing Conditions shall not obligate the Seller or FRI-MRD to conduct any other testing or remediation; nor shall any provision herein obligate the Seller or FRI-MRD with respect to any third party or prevent the Seller, FRI-MRD or the Purchaser from seeking reimbursement or contribution from any other party liable therefor.

          (h) Except as provided in this Section 4.17, the Acquiring Companies agree to waive and release, to the fullest extent permitted under applicable law, each member of the Selling Group from any and all rights, claims and causes of action that the Acquiring Companies may have against any such person with respect to all obligations for or pertaining to environmental contamination or conditions at or from the Properties arising under or based upon any federal, state, local or foreign laws or regulations, or based upon common law or otherwise, whether now or hereafter in effect. Except as provided in this
Section 4.17, the Acquiring Companies jointly and severally agree to indemnify, reimburse, defend and hold harmless each member of the Selling Group for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, attorneys' fees and consultants' fees, disbursements and expenses) asserted against, resulting to, imposed on, or incurred by any such person (whether absolute, accrued, contingent or otherwise) arising under any Federal, state, local or foreign laws or regulations, whether now or hereafter in effect, relating to environmental contamination or conditions at or from the Properties.

          (i) Notwithstanding Article VI of this Agreement, the provisions in this Section 4.17 shall be the exclusive remedy of the Purchaser against the Seller or FRI-MRD with respect to any environmental matters in connection with, relating to, resulting from, or arising out of the Properties whether as a result of the Existing Conditions, or pertaining to or arising under any Environmental Laws, whether now or hereafter in effect. Any indemnity payment made pursuant to this Section 4.17 shall be treated by all parties as an adjustment to the Purchase Price.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

     SECTION 5.1  Conditions Precedent to Obligations of the Purchaser.  The
                  ----------------------------------------------------
obligation of the Purchaser to purchase the Stock shall be subject to the satisfaction or waiver on the Closing Date of the following conditions precedent (which shall not be construed as covenants):

          (a) HSR Act.  The waiting period under the HSR Act, if applicable to
              -------
the purchase and sale of the Stock, shall have expired or been terminated and there shall have been no conditions to approval of the Acquisition set by the Federal Trade Commission (the "FTC") that are not reasonably acceptable to the Purchaser.

          (b) No Injunctions or Restraints.  No temporary restraining order or
              ----------------------------
preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Stock shall be in effect.

          (c) Consents.  All consents, approvals and waivers from third parties
              --------
and governmental authorities and other parties set forth on Schedule 3.1(e) shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not have a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole.

          (d) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Seller set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date, except (i) for any item that does not have a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole, or (ii) as otherwise contemplated by this Agreement or any of the Other Documents; and the Purchaser shall have received a certificate signed by an authorized officer of the Seller to such effect.

          (e) Performance of Obligations of the Seller.  The Seller shall have
              ----------------------------------------
performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of the Seller to such effect.

          (f) Legal Opinion.  The Purchaser shall have received an opinion of
              -------------
Skadden, Arps, Slate, Meagher & Flom, special counsel to the Seller, dated the Closing Date, substantially in the form of Exhibit A.

          (g) Certified Resolutions; Good Standing Certificates.  The Seller
              -------------------------------------------------
shall have delivered to the Purchaser (i) certified copies of resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and each Other Document to which it or the Acquired Entities is a party and (ii) a certified charter and a certificate of good standing of the Secretary of State of the state in which each of the Seller and the Acquired Entities is organized.

          (h) Release of Credit Agreement.  The Purchaser shall have received
              ---------------------------
evidence, in form and substance reasonably satisfactory to the Purchaser, that each of the Acquired Entities shall have been discharged from all liabilities and obligations under the Credit Agreement dated as of January 27, 1994, among FRI-M, as borrower, the Guarantors named therein, the Banks named therein, and Credit Lyonnais New York Branch, as Agent, Collateral Agent (the "Credit Agreement").

          (i) The Seller shall have executed and delivered, and/or shall have caused to be executed and delivered, to the Purchaser, as licensee, non-exclusive licenses (in form and substance reasonably satisfactory to the Purchaser and the Seller) to all non-mainframe software used to manage the Business on the Closing Date, that is either (1) owned by the Seller or any of its subsidiaries or (2) licensed by the Seller or any of its subsidiaries, provided, that (i) in each case, such license to the Purchaser does not violate
- --------
the terms of any Contract pursuant to which such software was purchased or licensed and (ii) in the case of clause (2) above, such licenses to the Purchaser will terminate upon expiration of the Seller's obligation to provide services under the Transition Services Agreement.

     SECTION 5.2  Conditions Precedent to the Obligations of the Seller.  The
                  -----------------------------------------------------
obligation of the Seller to sell, assign, transfer, convey and deliver the Stock is subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent (which shall not be construed as covenants):

          (a) HSR Act.  The waiting period under the HSR Act, if applicable to
              -------
the purchase and sale of the Stock, shall have expired or been terminated and there shall have been no conditions to approval of the Acquisition set by the FTC that are not reasonably acceptable to the Seller.

          (b) No Injunctions or Restraints.  No temporary restraining order or
              ----------------------------
preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Stock or the issuance of the Notes shall be in effect.

          (c) Consents.  All consents, approvals and waivers from third parties
              --------
and governmental authorities and other parties set forth on Schedule 3.1(e) shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not have a material adverse effect on the business, financial condition or results of operations of the Purchaser or of the Acquired Entities, taken as a whole.

          (d) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Acquiring Companies set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date, except (i) for any item that does not have a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole, or (ii) as otherwise contemplated by this Agreement or any of the Other Documents; and the Seller shall have received a certificate signed by an authorized officer of each of the Acquiring Companies to such effect.

          (e) Performance of Obligations of the Purchaser.  The Purchaser shall
              -------------------------------------------
have performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of each of the Acquiring Companies to such effect.

          (f) Legal Opinion.  The Seller shall have received an opinion of
              -------------
Latham & Watkins, special counsel to the Purchaser, dated the Closing Date, substantially in the form of Exhibit B.

          (g) Financing Documents.  The Seller shall be satisfied with the form
              -------------------
and substance of each document to be executed by any of the Acquiring Companies in connection with its financing of the transactions contemplated hereby.

          (h) Certified Resolutions; Good Standing Certificates.  The Acquiring
              -------------------------------------------------
Companies shall have delivered to the Seller (i) certified copies of resolutions of each of its Board of Directors authorizing the execution, delivery and performance of this Agreement and each Other Document to which any of the Acquiring Companies is a party and (ii) a certified charter and certificate of good standing of the Secretary of State of the state in which each of the Acquiring Companies is organized.

                                   ARTICLE VI

                                INDEMNIFICATION

     SECTION 6.1  Indemnification by the Seller.  Subject to the terms and
                  -----------------------------
conditions of this Article VI, the Seller and FRI-MRD shall jointly and severally indemnify and hold harmless the Purchaser and its affiliates (collectively, the "Purchaser Group") from and against any and all losses, claims, costs, damages, liabilities, interest, penalties and expenses (including, except as provided in Section 6.4 below, reasonable attorneys' fees) (collectively, "Losses") incurred by any of them, to the extent such Losses are related to, or arise from:

          (a) any breach by the Seller of any of its covenants to be performed prior to the Closing, representations or warranties contained herein or in any of the Other Documents;

          (b) any breach by the Seller of any of its covenants to be performed from and after the Closing contained herein or in any of the Other Documents;

          (c) the Dinnerhouse Properties (including in connection with the operation thereof prior to the Closing Date) or the Closed Properties; or

          (d) liabilities of the Seller, FRI-MRD or FRI-Admin that are not being acquired by the Acquiring Companies hereunder and liabilities of Far West Concepts, Inc. and its predecessors (other than liabilities relating to or arising out of the Business or the ownership of or obligations to any Acquired Entity).

          Notwithstanding the foregoing, (i) neither the Seller nor FRI-MRD shall be required to indemnify members of the Purchaser Group under clause (a) above unless and until the aggregate amount of such Losses exceeds $1,000,000, at which point the Seller and FRI-MRD shall be obligated to indemnify members of the Purchaser Group with respect to Losses incurred or suffered by them thereafter and (ii) the maximum aggregate amount required to be paid by the Seller and FRI-MRD under such clause shall not exceed $17.5 million; provided,
                                                                     --------
that to the extent (but only to the extent) such indemnification obligation relates to Losses that arise from a breach of the representations and warranties contained in Sections 3.1(a), (b) or (d), the maximum aggregate amount required to be paid by the Seller and FRI-MRD under such clause shall not exceed the Purchase Price.

          The indemnification provided for in Section 6.1(a) shall terminate 12 months after the Closing Date (and no claims shall be made by any member of the Purchaser Group thereafter), except that:

          (1) the indemnification obligation with respect to the representations and warranties set forth in Section 3.1(n) shall survive for a period of five years following the Closing Date;

          (2) the indemnification obligation with respect to the representations and warranties set forth in Sections 3.1(a), (b) and (d) shall survive for a period of three years following the Closing Date;

          (3) the indemnification obligation with respect to the representations and warranties set forth in Section 3.1(g) shall survive for a period of 18 months following the Closing Date; and

          (4) the indemnification obligation with respect to the representations and warranties set forth in Sections 3.1(m) and (r) shall not survive the Closing Date.

     SECTION 6.2  Indemnification by Parent, Flagstar and the Purchaser.
                  -----------------------------------------------------
Subject to the terms and conditions of this Article VI, Parent, Flagstar and the Purchaser shall, jointly and severally, indemnify and hold harmless the Seller and each of its affiliates (collectively, the "Selling Group") from and against any and all Losses incurred by any of them, to the extent such Losses are related to, or arise from:

          (a) any breach by any Acquiring Company of any of its covenants to be performed prior to the Closing, representatives or warranties contained in this Agreement or any of the Other Documents;

          (b) any breach by any Acquiring Company of any of its covenants to be performed from and after the Closing contained herein or in any of the Other Documents; or

          (c) any Assumed Liability, any liability accrued on the Closing Balance Sheet, or the ownership or operation of the Business from and after the Closing.

          The indemnification provided for in Section 6.2(a) shall terminate 12 months after the Closing Date (and no claims shall be made by any member of the Selling Group thereafter), except that:

          (1) the indemnification obligation with respect to the representations and warranties set forth in Sections 3.2(a) and (b) shall survive for a period of three years following the Closing Date; and

          (2) the indemnification obligation of the Acquiring Companies with respect to the representations and warranties set forth in Section 3.2(h ) shall survive for a period of 18 months following the Closing Date.

     SECTION 6.3  Claims for Indemnity.  Whenever a claim shall arise for which
                  --------------------
any person (an "Indemnitee") shall be entitled to indemnification pursuant to Sections 4.8 or 4.17 or this Article VI, the Indemnitee shall notify the Purchaser or the Seller, as the case may be, in writing, within 30 days of the first receipt of notice of, or to the best of Indemnitee's knowledge of, such claim, and in any event within such shorter period as may be necessary for the party obligated to provide indemnification hereunder (an "Indemnitor") to take appropriate action to resist such claim, provided that the failure of an
                                         --------
Indemnitee to give timely notice shall not affect its right to indemnification hereunder except to the extent that the Indemnitor demonstrates actual prejudice caused by such failure (it being understood that this proviso does not modify or otherwise affect the time periods specified in Section 6.1). Such notice shall specify all facts known to the Indemnitee giving rise to such indemnity rights, estimate the amount of the liability arising therefrom, include the method of computation of such amount and a reference to the provision of this Agreement upon which such claim is based.

          After the giving of any notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled shall be determined:
(a) by written agreement between such Indemnitee and the Indemnitor or (b) by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by it. In calculating the amount of any Loss, there shall be taken into account (i) the amount of any Tax benefit realized by the Indemnitee (or any of its affiliates) with respect to such Loss, regardless of whether any such person is actually a taxpayer, determined on the basis of an assumed rate of Tax of 40%, which Tax benefit amount shall be subject to subsequent adjustment resulting from any Audit and
(ii) all amounts recovered or recoverable by the Indemnitee and its affiliates under insurance policies with respect to such Loss. In addition, in calculating any Loss incurred by the Purchaser or any of its affiliates, there shall be deducted any Loss to the extent it has been accrued on the Closing Balance Sheet (or otherwise reduced the Adjusted Closing Tangible NAV).

     SECTION 6.4  Third Person Claims.  The Indemnitor shall have the right to
                  -------------------
conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third person claim, action, suit or proceeding as to which indemnification may be sought by any Indemnitee hereunder and each Indemnitee shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, however, that the Indemnitee may participate,
                      --------  -------
through counsel chosen by it and at its own expense, in the defense of any such claim, action, suit or proceeding as to which the Indemnitor has so elected to conduct and control the defense thereof. If the Indemnitor does not so conduct the defense, compromise or settlement of such claim, action, suit or proceeding, the Indemnitee may assume the defense thereof at the expense of such Indemnitor; provided, that the Indemnitor shall be
- --------
responsible for the reasonable fees and expenses of only one counsel (together with appropriate local counsel) for all Indemnitees. Notwithstanding the foregoing, (i) the Indemnitee shall have the right to pay, settle or compromise any such claim, action or suit without the consent of Indemnitor if Indemnitee shall waive any right to indemnity therefor and (ii) the Indemnitor shall not enter into any settlement or compromise of any claim, action, suit or proceeding, or the consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnitee of a written release from all liability in respect of such claim, action, suit or proceeding.

          Any amounts paid by the Seller or FRI-MRD as Indemnitor in respect of such defense, compromise or settlement shall be deemed to be amounts paid pursuant to Section 6.1 (whether or not any breach of a covenant or representation, failure to perform an obligation or inaccuracy of a representation, as the case may be, has occurred or exists), it being understood that nothing in this Section 6.4 shall affect, or otherwise deny Indemnitor of the benefit of, the terms of the limitation on the total amount of indemnification required to be paid in respect of certain Losses.

     SECTION 6.5  Exclusive Remedy.  Except for (a) remedies that cannot be
                  ----------------
waived as a matter of law, (b) injunctive and provisional relief, (c) obligations with respect to the Indenture, the Notes and the Registration Rights Agreement, (d) indemnification for Taxes pursuant to Section 4.8 and (e) indemnification for environmental matters at or relating to the Properties pursuant to Section 4.17, if the Closing occurs, this Article VI shall be the exclusive remedy for breach of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) or any certificate delivered pursuant to this Agreement or otherwise in respect of the Acquisition. Notwithstanding any other provision hereof, Section 4.8 shall be the exclusive remedy of the Purchaser and its affiliates for Losses arising out of or relating to Taxes and Section 4.17 shall be the exclusive remedy of the Purchaser and its affiliates for Losses arising out of or relating to environmental matters at or relating to the Properties.

     SECTION 6.6  Restricted Notes.
                  ----------------

          (a) Immediately following the Closing, $6.5 million aggregate principal amount of Notes shall be designated as restricted Notes (the "Restricted Notes"), and so long as the restrictions on transfer contained in
Section 6.6(b) apply with respect thereto, the Restricted Notes shall bear the following legend:

                   This Note is issued pursuant to the terms of a Stock Purchase Agreement dated as of March 1, 1996 by and among the Payee, Flagstar Companies, Inc., Flagstar Corporation and the Payor, and is subject to reduction of the principal amount under certain circumstances and restrictions on transfer set forth therein.

          (b) The Seller shall not sell or otherwise dispose of the Restricted Notes prior to the 48 month anniversary of the Closing Date.; provided, however,
                                                              --------  -------
that on and after the 18 month anniversary of the Closing Date, such restriction on transfer shall only apply to the lesser of (A) $3.25 million aggregate principal amount of Restricted Notes and (B) the principal amount of Restricted Notes still outstanding after giving effect to the provisions of Section 6.6(c). The foregoing restriction on transfer shall not apply to any pledge, hypothecation or encumbrance of Restricted Notes to secure a bona fide loan so long as the lender acknowledges the restriction on transfer and potential reduction of principal amount and agrees not to effect any transfer of the Restricted Notes including following foreclosure. Any interest paid on the Notes, whether in cash or additional Notes, will not be subject to the restrictions contained in this Section 6.6.

          (c) If any member of the Purchaser Group is entitled to indemnification with respect to any Loss pursuant to Sections 4.8 or 4.17 hereof or this Article VI, such indemnification obligation shall be satisfied (i) initially by delivery by the Seller of an aggregate principal amount of the Restricted Notes, which together with accrued but unpaid interest thereon, is equal to the amount of such indemnification obligation (determined in accordance with the provisions of this Agreement and rounded to the nearest $1,000) and
(ii) thereafter, at the Seller's option, either in cash or by delivery by the Seller of an aggregate principal amount of the Notes, which together with accrued but unpaid interest thereon, is equal to the amount of such indemnification obligation (determined in accordance with the provisions of this Agreement and rounded to the nearest $1,000).


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.1  Termination.  This Agreement may be terminated and the
                  -----------
Acquisition may be abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Seller and the Acquiring
              Companies;

          (b) by either the Seller or by the Acquiring Companies, by written notice to the other party or parties, if there has been a breach of any of such other party's or parties' covenants, representations or warranties or if there has been a failure on a scheduled Closing Date of satisfaction of any of the conditions to the obligations of the terminating party or parties that, in any such case has not been cured within 20 days after written notice thereof by the terminating party to the other party; provided, that the Acquiring Companies may
                                      --------
not so terminate this Agreement unless such breach would result in a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole;

          (c) by either the Seller or by the Acquiring Companies, by written notice to the other party or parties, if the Acquisition has not been consummated by June 30, 1996 (or such later date as is agreed to by the Seller and the Acquiring Companies), and such failure to consummate is not caused by a breach of this Agreement (or any covenant representation, or warranty included herein) by the party or parties electing to terminate pursuant to this clause
(c);

          (d) by either the Seller or by the Acquiring Companies, by written notice to the other party or parties, if, there shall be any law or regulation that makes consummation of the Acquisition illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Seller or the Acquiring Companies from consummating the Acquisition is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (e) by either the Seller or the Acquiring Companies, by written notice to the other party or parties, if the identification of the Transferred Business Employees and the Transferred Non-Business Employees or the form of any of the Other Documents is not agreed upon prior to 28 days following the date hereof; or

          (f) by the Seller, by written notice to the Acquiring Companies, if any of the Acquiring Companies shall fail to approve any proposed supplement or amendment to the Schedules made by the Seller pursuant to Section 8.3.

     SECTION 7.2  Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no effect, except (a) to the extent that such termination results from the breach by a party hereto of its obligations hereunder (in which case such breaching party shall be liable for all damages allowable at law and any relief available at equity), (b) as otherwise set forth in any written termination agreement, and (c) that Sections 4.3(b), 4.10, 4.12, 4.17(b) and 7.2 shall survive termination of this Agreement.

     SECTION 7.3  Amendment.  This Agreement may not be amended except by an
                  ---------
instrument in writing signed by the party against whom enforcement of any such amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given (i) when delivered personally or by documented overnight courier or (ii) upon return of the receipt after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                         (a) if to the Acquiring Companies, to

                                 Mr. C. R. Campbell, Executive Vice President
                                 Flagstar Corporation, Mail Station P-16-5
                                 203 East Main Street
                                 Spartanburg, South Carolina  29319

                             with a copy to:

                                 Mr. Timothy E. Flemming
                                 Flagstar Corporation, Mail Station P-12-3
                                 203 East Main Street
                                 Spartanburg, South Carolina  29319

                             and to:

                                 Randall C. Bassett, Esq.
                                 Latham & Watkins
                                 633 West Fifth Street
                                 Suite 4000
                                 Los Angeles, California  90071

                        (b)  if to Seller, to

                                 Family Restaurants, Inc.
                                 18831 Von Karman Avenue
                                 Irvine, California  92715
                                 Attention:  Todd E. Doyle, Esq.

                             with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom
                                 300 South Grand Avenue, Suite 3400
                                 Los Angeles, California  90071
                                 Attention:  Michael A. Woronoff, Esq.

     SECTION 8.2  Interpretation.  When a reference is made in this Agreement to
                  --------------
a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents, table of definitions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When the words "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When any representation or warranty in Section 3.1 is made to the knowledge of the Seller, such term shall mean only the actual knowledge of the Seller's executive officers and the executive officers of the Acquired Entities, and the knowledge of no other person shall be imputed to any such executive officer or to the Seller. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as of the date hereof. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     SECTION 8.3  Supplements to Disclosure Schedules.  From time to time prior
                  -----------------------------------
to five days before the Closing Date, the Seller may provide to the Acquiring Companies proposed supplements or amendments to the Schedules with respect to any material matter that is required to be set forth or described thereon. Unless objected to in writing within 10 days after the date when the Acquiring Companies receive the proposed supplement or amendment (or, if such supplement or amendment is received by the Acquiring Companies less than ten days prior to the Closing Date, then at least one day prior to the Closing Date), the Acquiring Companies shall be deemed to have approved the proposed change.

     SECTION 8.4  Severability.  If any provision of this Agreement or the
                  ------------
application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     SECTION 8.5  Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6  Entire Agreement.  This Agreement (including agreements
                  ----------------
incorporated herein) and the Schedules and Exhibits hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 8.7  Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of California, regardless of the laws that might be applied under applicable principles of conflicts of laws.

     SECTION 8.8  Assignment.  This Agreement shall be binding upon and inure to
                  ----------
the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.

     SECTION 8.9  No Third-Party Beneficiaries.  Nothing herein expressed or
                  ----------------------------
implied shall be construed to give any person other than the parties hereto (and entities which are their successors and assigns permitted by Section 8.8) and the Indemnitees any legal or equitable rights hereunder.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of the Seller and the Acquiring Companies, all as of the date first written above.

                         FAMILY RESTAURANTS, INC.


                         By:  /s/  Kevin S. Relyea
                            ----------------------------------------------------
                            Name:  Kevin S. Relyea
                            Title: Chief Executive Officer and President


                         FLAGSTAR COMPANIES, INC.


                         By:  /s/  C. Robert Campbell
                            ----------------------------------------------------
                            Name:  C. Robert Campbell
                            Title: Vice President and Chief Financial Officer


                         FLAGSTAR CORPORATION


                         By:  /s/  C. Robert Campbell
                            ----------------------------------------------------
                            Name:  C. Robert Campbell
                            Title: Executive Vice President and
                                   Chief Financial Officer


                         FRD ACQUISITION CO.


                         By:  /s/  C. Robert Campbell
                            ----------------------------------------------------
                            Name:  C. Robert Campbell
                            Title: Vice President

Accepted and Agreed,
solely for purposes of
Sections 4.8, 4.17 and
Article VI hereof:

FRI-MRD Corporation

By: /s/ Kevin S. Relyea
   --------------------------
   Name:  Kevin S. Relyea
   Title: Chief Executive Officer